Exhibit 99.1

Kohl’s Reports First Quarter Fiscal 2024 Financial Results

MENOMONEE FALLS, Wis.–(BUSINESS WIRE)—May 30, 2024– Kohl’s Corporation (NYSE:KSS) today reported results for the first quarter ended May 4, 2024.

•	Net sales decreased 5.3% and comparable sales decreased 4.4%

•	Regular price sales increased 2.4% with clearance impacting overall comp by more than 600 basis points

•	Gross margin increased 48 basis points

•	Diluted loss per share of $0.24

•	Inventory declined 13%

•	Updates full year 2024 financial outlook

•	Committed to returning capital to shareholders through the dividend and further strengthening balance sheet through long-term debt reduction in 2024

Tom Kingsbury, Kohl’s chief executive officer, said “Our first quarter results did not meet our expectations and are not reflective of the direction we are heading with our strategic initiatives. Regular price sales increased year-over-year, with early success in underpenetrated categories, positive trends in our Women’s business, and continued strong growth in Sephora. However, lower clearance sales versus last year represented a more than 600 basis point drag on comparable sales. Importantly, we were able to deliver gross margin expansion, manage inventory down 13% and tightly control expenses in the quarter.”

“We continue to have high conviction in our strategy and believe that our key growth initiatives, including Sephora, home decor, gifting, impulse, and our upcoming partnership with Babies “R” Us, will contribute more meaningfully going forward. That said, we recognize we have more work to do in areas of our business. We are approaching our financial outlook for the year more conservatively given the first quarter underperformance and the ongoing uncertainty in the consumer environment,” Kingsbury continued.

First Quarter 2024 Results

Comparisons refer to the 13-week period ended May 4, 2024 versus the 13-week period ended April 29, 2023

•	Net sales decreased 5.3% year-over-year, to $3.2 billion, with comparable sales down 4.4%

•	Gross margin as a percentage of net sales was 39.5%, an increase of 48 basis points.

•

Selling, general & administrative (SG&A) expenses decreased 0.8% year-over-year, to $1.2 billion. As a percentage of total revenue, SG&A expenses were 36.3%, an increase of 166 basis points year-over-year.

•	Operating income was $43 million compared to $98 million in the prior year. As a percentage of total revenue, operating income was 1.3%, a decrease of 148 basis points year-over-year.

•	Net loss was $27 million, or ($0.24) per diluted share. This compares to net income of $14 million, or $0.13 per diluted share in the prior year.

•	Inventory was $3.1 billion, a decrease of 13% year-over-year.

•	Operating cash flow was a use of $7 million as compared to a use of $202 million in the prior year.

Updated 2024 Financial and Capital Allocation Outlook

For the full year 2024, which has 52 weeks compared to 53 weeks in full year 2023, the Company’s guidance includes the potential impact from credit card late fee regulatory changes in the second half of 2024. The Company currently expects the following:

•	Net sales: A decrease of (2%) to a decrease of (4%)

•	Comparable sales: A decrease of (1%) to a decrease of (3%)

•	Operating margin: In the range of 3.0% to 3.5%

•	Diluted EPS: In the range of $1.25 to $1.85

•	Capital Expenditures: Approximately $500 million, including expansion of Sephora partnership and other store-related investments

•

Dividend: On May 15, 2024, Kohl’s Board of Directors declared a quarterly cash dividend on the Company’s common stock of $0.50 per share. The dividend is payable June 26, 2024 to shareholders of record at the close of business on June 12, 2024.

•	Debt Reduction: Earlier this month we exercised our right to redeem the remaining $113 million of our 9.500% notes due May 15, 2025. The redemption will be completed on June 13, 2024.

First Quarter 2024 Earnings Conference Call

Kohl’s will host its quarterly earnings conference call at 9:00 am ET on May 30, 2024. A webcast of the conference call and the related presentation materials will be available via the Company’s web site at investors.kohls.com, both live and after the call.

Cautionary Statement Regarding Forward-Looking Information

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The Company intends forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “plans,” or similar expressions to identify forward-looking statements. Forward-looking statements include the information under “Updated 2024 Financial and Capital Allocation Outlook.” Such statements are subject to certain risks and uncertainties, which could cause the Company’s actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, but are not limited to, risks described more fully in Item 1A in the Company’s Annual Report on Form 10-K, which are expressly incorporated herein by reference, and other factors as may periodically be described in the Company’s filings with the SEC. Forward-looking statements relate to the date initially made, and the Company undertakes no obligation to update them.

About Kohl’s

Kohl’s (NYSE: KSS) is a leading omnichannel retailer built on a foundation that combines great brands, incredible value and convenience for our customers. Kohl’s serves millions of families in our more than 1,100 stores in 49 states, online at Kohls.com, and through our Kohl’s App. For a list of store locations or to shop online, visit Kohls.com. For more information about Kohl’s impact in the community or how to join our winning team, visit Corporate.Kohls.com.

Contacts

Investor Relations:

Mark Rupe, (262) 703-1266, mark.rupe@kohls.com

Media:

Jen Johnson, (262) 703-5241, jen.johnson@kohls.com

KOHL’S CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended
(Dollars in Millions, Except per Share Data)	May 4, 2024	April 29, 2023
Net sales	$3,178	$3,355
Other revenue	204	216
Total revenue	3,382	3,571
Cost of merchandise sold	1,923	2,047
Gross margin rate	39.5%	39.0%
Operating expenses:
Selling, general, and administrative	1,228	1,238
As a percent of total revenue	36.3%	34.7%
Depreciation and amortization	188	188
Operating income	43	98
Interest expense, net	83	84
(Loss) income before income taxes	(40)	14
(Benefit) provision for income taxes	(13)	—
Net (loss) income	$(27)	$14

Average number of shares:
Basic	111	110
Diluted	111	111
(Loss) earnings per share:
Basic	$(0.24)	$0.13
Diluted	$(0.24)	$0.13

KOHL’S CORPORATION

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in Millions)	May 4, 2024	April 29, 2023
Assets
Current assets:
Cash and cash equivalents	$228	$286
Merchandise inventories	3,083	3,526
Other	345	347

Total current assets	3,656	4,159
Property and equipment, net	7,664	7,803
Operating leases	2,498	2,368
Other assets	460	380

Total assets	$14,278	$14,710

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$1,220	$1,310
Accrued liabilities	1,265	1,164
Borrowings under revolving credit facility	355	765
Current portion of:
Long-term debt	—	111
Finance leases and financing obligations	81	93
Operating leases	92	111

Total current liabilities	3,013	3,554
Long-term debt	1,638	1,637
Finance leases and financing obligations	2,651	2,710
Operating leases	2,783	2,634
Deferred income taxes	94	129
Other long-term liabilities	286	326
Shareholders’ equity:	3,813	3,720

Total liabilities and shareholders’ equity	$14,278	$14,710

KOHL’S CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended
(Dollars in Millions)	May 4, 2024	April 29, 2023
Operating activities
Net (loss) income	$(27)	$14
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization	188	188
Share-based compensation	10	9
Deferred income taxes	(13)	1
Non-cash lease expense	22	25
Other non-cash items	3	(4)
Changes in operating assets and liabilities:
Merchandise inventories	(202)	(336)
Other current and long-term assets	(81)	49
Accounts payable	86	(20)
Accrued and other long-term liabilities	34	(101)
Operating lease liabilities	(27)	(27)
Net cash used in operating activities	(7)	(202)

Investing activities
Acquisition of property and equipment	(126)	(94)
Proceeds from sale of real estate	—	1
Other	—	(1)

Net cash used in investing activities	(126)	(94)

Financing activities
Net borrowings under revolving credit facility	263	680
Shares withheld for taxes on vested restricted shares	(9)	(12)
Dividends paid	(55)	(55)
Repayment of long-term borrowings	—	(164)
Finance lease and financing obligation payments	(21)	(25)
Proceeds from financing obligations	—	5
Net cash provided by financing activities	178	429
Net increase in cash and cash equivalents	45	133
Cash and cash equivalents at beginning of period	183	153
Cash and cash equivalents at end of period	$228	$286